Kenne Ruan, CPA

Phone: (203) 824-0441 Fax: (203) 413-4686

40 Hemlock Hollow Road, Woodbridge, CT 06525

         kruancpa@yahoo.com

July 22, 2010

To Whom It May Concern:

The firm of Yongqing Ruan, Certified Public Accountant consents to the inclusion of the Financial Statements of USChina Taiwan Inc. for the period ended on March 31, 2010, issued on May 21, 2010, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very Truly Yours,

/s/ Yongqing Ruan, CPA